EXHIBIT NO. 11

ROTARY POWER INTERNATIONAL, INC.

COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

	Six Months Ended June 30,
	2002	2001
BASIC

Shares outstanding, beginning of period	19,424,543	11,482,855

Weighted average number of shares issued, retired and issuable share equivalents	3,980,385	3,339,222

Weighted average number of common and common equivalent shares outstanding	21,682,833	14,822,077

Loss before extraordinary items	$—	$(1,342,801)
Net income (loss)	$(1,342,063)	$2,142,672

Loss before extraordinary items per common share	$—	$(0.09)
Net income (loss) per common share	$(0.06)	0.14

DILUTED
Weighted average number of common and common equivalent shares outstanding as adjusted to full dilution	21,882,833	19,094,895

Loss before extraordinary items	$—	$(1,342,801)
Net income (loss)	$(1,342,063)	$2,142,672

Loss before extraordinary items per common share	$—	$(0.07)*
Net income (loss) per common share	$(0.06)	$0.11

* The calculations are submitted in accordance with SEC
requirements, although they are not in accordance with
FAS No. 128 because they are anti-dilutive.